Exhibit 99.1

Contact:	John Moran, UTC	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

Edward A. Kangas, former Global Chairman and CEO of Deloitte Touche Tohmatsu,

joins United Technologies’ Board of Directors

HARTFORD, Conn., Oct. 9, 2008 – Edward A. Kangas, the former Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, was elected to the United Technologies Corp. (NYSE:UTX) Board of Directors effective as of the next meeting of the board. He joins 12 other board members of whom 10 are independent.

Kangas, 64, served as Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. Under his leadership the firm’s revenues grew to $11 billion in 2000 from $2 billion in 1989. He was one of the chief architects of the 1989 global combination of Deloitte Haskins & Sells and Touche Ross.

“Edward Kangas is widely known and respected for his many accomplishments not only at Deloitte Touche Tohmatsu but within the accounting profession and for his civic responsibilities,” said UTC Chairman George David. “I am delighted to welcome him to UTC’s board.”

A Certified Public Accountant, Kangas holds a bachelor’s degree and an MBA from the University of Kansas. He also serves on the boards of Eclipsys Corporation, Hovnanian Enterprises Inc., Intuit Inc., and Tenet Healthcare Corporation. At Tenet, Kangas has served as Non-Executive Chairman of the Board since July 2003.

United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries.

UTC-IR

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